Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Pinnacle Systems, Inc.:

         We consent to the incorporation herein by reference of our reports dated July 21, 1998 relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statement of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related financial statement schedule, which reports appear or are incorporated by reference in the June 30, 1998, annual report on Form 10-K of Pinnacle Systems, Inc.


KPMG LLP
Palo Alto, California
April 7, 1999